Delaware	PAGE 2
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF INCORPORATION OF “VIATAR CTC SOLUTIONS INC. “ FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2014, AT 4:07 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

4476299 8100V	AUTHENTICATION: 1161997

140237278	DATE: 02-25-14

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:07 PM 02/25/2014 FILED 04:07 PM 02/25/2014 SRV 140237278 - 4476299 FILE

CERTIFICATE OF INCORPORATION

OF

VIATAR CTC SOLUTIONS INC.

FIRST: The name of this Corporation is Viatar CTC Solutions Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite #101, in the City of Dover, Zip code 19904, in the county of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A.           Classes and Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.          One Hundred Million (100,000,000) shares of common stock, par value $0,001 per share (the “Common Stock”); and

2.          Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

B.           Blank Check Powers. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

C.           Without limiting the generality of the foregoing, a series of 4,000,000 shares of Preferred Stock is hereby designated as Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) with the following rights, preferences, privileges and limitations:

Section 1.          Designation and Authorized Shares. The Corporation shall be authorized to issue four million (4,000,000) shares of Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall be convertible into shares of common stock, par value of $0.001 per share, of the Corporation (“Common Stock”) as described below; and shall participate in dividends, liquidation and other distributions made in respect of the Junior Securities (as defined below) as described below.

Section 2.          Stated Value. Each share of Series A Preferred Stock shall have a stated value of $0.001 per share.

Section 3.          Liquidation.

(a)       Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to their ratable share of 20% of the net assets available for distribution to all stockholders after the Corporation has paid, or provided for payment of, (i) all of its debts and liabilities, and (ii) cash or property with a Fair Market Value of $13,470,000 to the holders of its Common Stock (the “Liquidation Amount”). The Corporation may not distribute any portion of the Liquidation Amount to Junior Securities until 20% of the Liquidation Amount has been distributed to Series A Preferred Stock.

(b)       Any distribution of the Liquidation Amount in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution of the Liquidation Amount shall be paid in an asset or property other than cash, the value of such distribution shall be the Fair Market Value of such asset or property.

Section 4.          Rank. Except otherwise provided herein, the Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation existing or hereafter created (collectively referred to, together with all classes of Common Stock, as “Junior Securities”).

Section 5.          Dividends.

(a)       The holders of Series A Preferred Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; provided, however, that the Board of Directors shall not authorize the payment of any dividend solely on the Series A Preferred Stock. The Series A Preferred Stock shall participate in all dividends (ordinary and special) declared on shares of Junior Securities.

(b)       Holders of Series A Preferred Stock shall be entitled to receive their ratable share of 20% of the dividends to be paid at any time with respect to Junior Securities. The Corporation may not declare or pay any dividend for Junior Securities without first making adequate provision for the declaration and payment of such amount to holders of Series A Preferred Stock.

Section 6.          Purchase Rights.

If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Junior Securities (the “Purchase Rights”), then holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, 20% of the Purchase Rights to be granted at any time with respect to the Junior Securities.

Section 7.          Voting Rights.

(a)        Generally. The holders of shares of Series A Preferred Stock shall have the right to receive notice of any meeting of holders of Junior Securities or Series A Preferred Stock and to vote upon any matter submitted to a vote of the holders of Junior Securities or Series A Preferred Stock. The Series A Preferred Stock shall always vote on each matter submitted to a vote of stockholders of the Corporation as a separate class provided that there are at least 700,000 shares of Series A Preferred Stock outstanding. All matters presented to stockholders for a vote shall require the approval of holders of both Common Stock (and any other Junior Securities which vote together with the Common Stock) and Series A Preferred Stock (which shall vote as a separate class on all matters provided that there are at least 700,000 shares of Series A Preferred Stock outstanding). Holders of Series A Preferred Stock shall not have cumulative voting rights.

(b)        Number of Votes. In any case in which the holders of the Series A Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to the Delaware General Corporation Law or other applicable law, each holder entitled to vote with respect to such matter shall be entitled to one vote for each share of Series A Preferred Stock held.

Section 8.          Conversion.

(a)        Conversion Option. At any time and from time to time on or after the Effective Date, holders of Series A Preferred Stock shall have the right to convert shares of Series A Preferred Stock (in whole or in part), at the sole option of the holder, into such number of fully paid and non-assessable shares of Common Stock that equals in the aggregate 20% of the Fully Diluted Shares as of the date that the Notice of Conversion substantially in the form as set forth in Sectidn 12 is received by the Corporation (the “Conversion Date”). In the event fewer than all of the shares of Series A Preferred Stock are being converted, the number of shares of Common Stock issuable upon such conversion shall be multiplied by the Conversion Ratio.

(b)          The holder shall deliver the stock certificate representing the Series A Preferred Stock to be converted to the Corporation at the at such time that the Series A Preferred Stock is fully converted. With respect to partial conversions of the Series A Preferred Stock, the Corporation shall keep written records of the number of shares of Series A Preferred Stock converted as of each Conversion Date.

(c)          Mechanics of Conversion

(i)          Not later than three (3) Trading Days after any Conversion Date, the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Notice of Conversion, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Conversion Date, the Corporation shall deliver to the holder by express courier a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series A Preferred Stock (the “Delivery Date”). Notwithstanding the foregoing to the contrary, the Corporation or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to the Corporation) or such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act of 1933, as amended. In the event the Corporation shall not electronically deliver to the holders upon conversion of Series A Preferred Stock shares of Common Stock through DTC pursuant to the immediately preceding sentence, then the Corporation shall not later than three (3) Trading Days after any Conversion Date issue and dispatch to such holder by overnight courier to the address as specified in the Notice of Conversion, a certificate, registered in the Corporation’s share register in the name of such holder or its designee, for the number of shares of Common Stock to which such holder is entitled pursuant to such conversion. “Trading Day” shall mean (a) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over the counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(ii)         In addition to any other rights available to the holder, if the Corporation fails to cause its transfer agent to transmit via DWAC or transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that the Corporation was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the portion of the Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the folder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the holder $1,000. The folder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a ‘decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(d)          Inability to Fully Convert. In addition to the holder’s other remedies hereunder, if, upon the Corporation’s receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock because the Corporation does not have a sufficient number of shares of Common Stock authorized and available or cannot or does not issue shares of Common Stock for any other reason within the Company’s control, then the Corporation shall pay additional damages to such holder on each Business Day after such third Business Day that such conversion is not timely effected in an amount equal to 10% of the product of (A) the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 8(c)(i) and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock, as the case may be, to such holder without violating Section 8(c)(i). If the Company fails to pay the additional damages set forth in this Section 8(d) within ten (10) Business Days of the date incurred, then such payment shall bear interest at the rate of 10% per month (prorated for partial months) until such payments are made.

Section 9.          Consideration for Stock.

(a)        In case any shares of Common Stock or any Common Stock equivalents shall be issued or sold, at any time, from time to time after the Effective Date:

(i)          in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Corporation shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the nonsurviving corporation as such Board of Directors of the Corporation may determine to be attributable to such shares of Common Stock, rights or warrants or options, as the case may be; or

(ii)         in the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the Fair Market Value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In the event Common Stock is issued with other shares or securities or other assets of the Corporation for consideration which covers both, the consideration computed as provided in this Section 9 shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Corporation; or

(iii)        for services, the amount of consideration therefor shall be deemed to be the par value of the Common Stock.

(b)          Record Date. In case the Corporation shall take record of the holders of its Junior Securities for the purpose of entitling them to subscribe for or purchase Common Stock or Common Stock equivalents, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

Section 10.         Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Series A Preferred Stock, take any action which would materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 11.         Other Provisions.

(a)          Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

(b)          Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c)          Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state, local or foreign income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the holder in connection with any such conversion.

(d)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(e)          Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series A Preferred Stock or any dividends accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 12.         Definitions.

(a)          For purposes hereof the following definitions shall apply:

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning ascribed to such term in Section 8(c)(ii) hereof.

“Closing Bid Price” shall mean, on any particular date (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed or traded on a registered national securities exchange or quoted on the OTC Bulletin Board, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the holder, or (iii) if the Common Stock is not then publicly traded the Fair Market Value of a share of Common Stock as determined by the holder and reasonably acceptable to the Corporation.

“Common Stock” shall mean the common stock, par value $0,001 per share, of the Corporation.

“Conversion Ratio” shall be the quotient of (x) the number of shares of Series A Preferred Stock to be converted by the holder, over (y) 4,000,000 (the authorized number of shares of Series A Preferred Stock).

“Corporation” shall mean Viatar CTC Solutions Inc., a corporation organized and existing under the laws of the State of Delaware.

“Delivery Date” shall have the meaning ascribed to such term in Section 8(c) (i) hereof.

“DTC” shall have the meaning ascribed to such term in Section 8(c) (i) hereof.

“DWAC” shall have the meaning ascribed to such term in Section 8(c) (i) hereof.

“Effective Date” shall mean the date when the Certificate of Designation becomes effective.

“Fully Diluted Shares” shall mean (x) the total number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable pursuant to warrants, options, rights, conversion features of Junior Securities or any debt securities of the Corporation (computed in accordance with generally accepted accounting principles, but excluding for purposes of this computation the Series A Preferred Stock) as of the Conversion Date; (y) minus that number of shares of Common Stock having a Fair Market Value of $13,470,000 as of the Conversion Date; and (z) divided by 0.8.

“Fair Market Value”, when used with respect to the price per share, shall mean (i) the weighted average closing price of the Corporation’s Common Stock on the principal exchange or inter-broker trading system for the 30 trading day period preceding the record date for a determination event; or (ii) if the Corporation’s Common Stock is not so publicly traded, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. “Fair Market Value” when used with respect to assets and property (including under clause (ii) of the preceding sentence) shall be (i) determined by the legally adopted vote or consent of the Board of Directors and certified in a board resolution, and (ii) approved by the holders of a majority of the shares of Series A Preferred Stock.

“Junior Securities” shall have the meaning ascribed to such term in Section 4 hereof.

“Liquidation Amount” shall have the meaning ascribed to such term in Section 3(a) hereof.

“Notice of Conversion” shall mean a written notice, duly signed by or on behalf of a holder substantially in the form set forth below.

NOTICE OF CONVERSION

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

The undersigned hereby elects to convert the number of shares of Series A Convertible Participating Preferred Stock indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of Viatar CTC Solutions Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be issued upon conversion

Number of shares of Series A Preferred Stock subsequent to Conversion:

HOLDER

Name:
Title:

“Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of the Corporation.

“Purchase Rights” shall have the meaning ascribed to such term in Section 6 hereof.

“Series A Preferred Stock” shall mean the Series A Convertible Participating Preferred Stock of the Corporation.

“Trading Day” shall mean (a) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over the counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors, subject to a vote by holders of a majority of the then outstanding shares of Series A Preferred Stock provided there are at least 700,000 shares of Series A Preferred Stock outstanding.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

NINTH:

A.           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.           Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law, the affirmative vote of the holders of a majority of all of the then outstanding shares of Series A Preferred Stock of the Corporation, voting as a single class, shall be required to alter, amend or repeal this Certificate of Incorporation, provided there are at least 700,000 shares of Series A Preferred Stock outstanding on the record date.

TENTH: The name and mailing address of the incorporator are as follows:

Name:	Ilan Reich
Mailing Address:	116 John Street, Suite 10
Lowell, MA 01852

I, the undersigned, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25th day of February, 2014.

BY:	/s/ Ilan Reich
(Incorporator)

NAME: Ilan Reich